Exhibit 99.2

DIRECT SATELLITE, INC.
Balance Sheet

March 31, 2004 (unaudited)

ASSETS

CURRENT ASSETS
Cash	$23,426
Accounts receivable, net of allowance for doubtful accounts of $26,757	67,468
Other current assets	11,325
TOTAL CURRENT ASSETS	102,219
Property and equipment, net	859,764

TOTAL ASSETS	$961,983

LIABILITIES AND STOCKHOLDER’S DEFICIENCY

CURRENT LIABILITIES
Accounts payable	$92,416
Income taxes payable	20,093
Other current liabilities	64,664
Loan payable-stockholder	363,930
Current portion of note payable	135,300
TOTAL CURRENT LIABILITIES	676,403

Note payable, net of current portion	346,397
TOTAL LIABILITIES	1,022,800

STOCKHOLDER’S DEFICIENCY
Common stock, par value $1.00; 1,000 shares authorized, issued and outstanding	1,000
Accumulated deficit	(61,817)
TOTAL STOCKHOLDER’S DEFICIENCY	(60,817)
TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIENCY	$961,983

See accompanying notes to the interim financial statements

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DIRECT SATELLITE, INC.
Statements of Operations

	For the three months ended March 31, 2004	For the three months ended March 31, 2003
	(unaudited)	(unaudited)
REVENUE	$292,790	$178,931

OPERATING EXPENSES
Cost of revenues	88,504	49,728
General and administrative expenses	129,933	127,957
Depreciation and amortization	32,993	26,100
TOTALS	251,430	203,785

INCOME/(LOSS) FROM OPERATIONS	41,360	(24,854)

Interest expense	—	—
Income before provision for income taxes	41,360	(24,854)
Provision for income taxes	(8,093)	—

NET INCOME (LOSS)	$33,267	$(24,854)

See accompanying notes to the financial statements

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DIRECT SATELLITE, INC.
Statement of Stockholder’s Deficiency
For the three months ended March 31, 2004 (unaudited)

	Common stock		Accumulated
	Shares	Amount	deficit	Total
Balance, January 1, 2004	1,000	$1,000	$(95,084)	$(94,084)

Net income			33,267	33,267

Balance, March 31, 2004	1,000	$1,000	$(61,817)	$(60,817)

See accompanying notes to the interim financial statements

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DIRECT SATELLITE, INC.
Statements of Cash Flows

	For the three months ended March 31,
	2004	2003
	(unaudited)	(unaudited)
OPERATING ACTIVITIES
Net income (Loss)	$33,267	$(24,854)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for doubtful accounts	—	—
Depreciation	32,993	26,100
Changes in operating assets and liabilities:
Accounts receivable	(4,434)	(53,259)
Other current assets	(7,541)	(1,465)
Accounts payable	7,349	23,999
Income taxes payable	5,093	—
Other current liabilities	426	10,274
Net cash provided by (used in) operating activities	67,153	(19,205)
INVESTING ACTIVITIES
Purchase of property and equipment	(8,039)	(112,205)
Net cash used in investing activities	(8,039)	(112,205)
FINANCING ACTIVITIES
Payments of loan payable-stockholder	(26,000)	(76,000)
Proceeds from loan payable-stockholder	5,000	154,695
Payment of note payable	(26,500)	—
Proceeds from note payable	—	47,833
Net cash provided by (used in) financing activities	(47,500)	126,528
NET INCREASE (DECREASE) IN CASH	11,614	(4,882)
CASH, BEGINNING OF PERIOD	11,812	6,644
CASH, END OF PERIOD	$23,426	$1,762

See accompanying notes to the interim financial statements

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DIRECT SATELLITE, INC.
Notes to the Financial Statements (unaudited)
Three months ended March 31, 2004

1.  BASIS OF PRESENTATION

Direct Satellite, Inc. (the “Company”) operates private telecommunications video systems and provides video and Internet services to multi-dwelling unit properties. Customers are located in the greater Chicago metropolitan area.

The accompanying unaudited interim financial statements have been prepared in conformity with United States generally accepted accounting principles ("United States GAAP") for interim financial information and therefore, certain information and footnote disclosures normally included in financial statements prepared in accordance with United States GAAP have been condensed, or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the statements include all material adjustments necessary (which are of a normal and recurring nature) for the fair presentation of the results of the interim periods presented. These financial statements should be read in conjunction with the audited financial statements and notes thereto as of and for the years ended December 31, 2003 and 2002 included elsewhere herein. The results of operations for any interim period are not necessarily indicative of the results of operations for any other interim period or for a full fiscal year.

2.  PROPERTY AND EQUIPMENT

March 31, 2004

Equipment	$1,153,340
Furniture and office equipment	197,428

1,350,768
Less accumulated depreciation	(491,004)

Total	$859,764

3.  LOAN PAYABLE - STOCKHOLDER

The loan is payable to the Company’s only stockholder, has no stated repayment terms and is non-interest bearing.

4.  NOTE PAYABLE

The Company issued a note payable under a financing agreement with DSI River North, LLC ("River North") on April 30, 2003 in the amount of $550,000. The note is payable in 60 monthly installments of $13,250. The note bears interest at 15.571% per annum.

The note is collateralized by the assignment of revenue, as defined, up to $13,250 per month for a period of 60 months. In addition, the Company is subject to a payment of a "Sale Bonus" as defined in the event of the sale of all or substantially all of the assets of the Company, a change in control, or a merger or other business combination of the Company with any other entity (see Note 7).

Aggregate principal payments on the note payable subsequent to March 31, 2004 are as follows:

Year ending December 31,
2004	$ 95,550
2005	100,706
2006	117,556
2007	137,226
2008	30,659
Total	$ 481,697

5.  OPERATING LEASES

The Company was obligated under a non-cancelable operating lease to make minimum rental payments of $24,000 annually through December 31, 2004. Rent expense amounted to $6,000 for the period ended March 31, 2004.

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6.  INCOME TAXES

The provision for income taxes for the period ended March 31, 2004 consists of the following:

Current:
Federal		$ 5,793
State and local		2,300
	Total Current	8,093
Deferred		--
	Total	$ 8,093

The difference between the statutory rate and the effective rate for the period ended March 31, 2004 is due to the graduated tax rate. There was no credit for income taxes in the period ended March 31, 2003 as a result of the utilization of net operating loss carryforwards and the related adjustment to the deferred tax valuation allowance.

7. SUBSEQUENT EVENTS

On June 1, 2004, the Company was acquired by MDU Communications (USA) Inc. for $2.4 million in cash.

In compliance with the financing agreement with River North (see Note 4), the Company repaid the outstanding balance of the loan and satisfied the “Sale Bonus” requirements upon completion of the acquisition by MDU Communications (USA) Inc.

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